TDP ENERGY
                           CONSOLIDATED BALANCE SHEET
                                     ASSETS
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                                                    9/30/2004         8/31/2004
                                                   (Unaudited)       (Unaudited)
Current Assets:
     Cash and Short Term Investments           $    1,945,000    $    1,852,000
     Accounts Receivable                              875,000           916,000
     Marketable Securities                            135,000           120,000
     Notes Receivable                               2,218,000         2,186,000
     Prepaid Expenses and Other                       210,000           210,000
                                                -------------      ------------
     Total Current Assets                           5,383,000         5,284,000

Property and Equipment, At Cost:
     Oil and Gas, successful efforts method        19,327,000        19,065,000
     Office Building and Land                         378,000           378,000
     Furniture and Fixtures                           204,000           204,000
     Autos and Trucks                                 207,000           207,000
                                                -------------      ------------
     Total                                         20,116,000        19,854,000
     Less Accumulated Depreciation and Depletion  (10,514,000)      (10,303,000)
                                                -------------      ------------
     Total Property and Equipment                   9,602,000         9,551,000

Land Held for Other Investments                     1,611,000         1,611,000

Other Assets                                          725,000           700,000

Total Assets                                  $    17,321,000   $    17,146,000
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                      LIABILITIES AND STOCKHOLDERS' EQUITY
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Current Liabilities:
      Current Portion of Long Term Debt        $       32,000   $        32,000
      Accounts Payable and Accrued Liabilities      1,095,000         1,052,000
      Current Tax Liability                                 0            35,000
                                                -------------      ------------
      Total Current Liabilities                     1,127,000         1,119,000

Long-Term Debt                                      5,074,000         5,078,000
Deferred Taxes                                        818,000           695,000
Other Noncurrent Liabilities                          895,000           888,000
                                                -------------      ------------
      Total                                         6,787,000         6,661,000

Total Liabilities                                   7,914,000         7,780,000

Stockholders' Equity:
        Common Stock,Par Value $1,
        1,000 shares authorized and outstanding         1,000             1,000
        Paid In Capital                               389,000           389,000
        Retained Earnings                           9,017,000         8,976,000
                                                -------------      ------------
        Total Equity                                9,407,000         9,366,000

Total Liabilities and
       Stockholders' Equity                     $  17,321,000      $ 17,146,000
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